Exhibit 10.17

January 14, 2022

Mr. Christopher Cosby
[Address]

Subject:	New Position

Dear Chris:

It is with pleasure that we offer you the position of Senior Vice President, Power Supply with Old Dominion Electric Cooperative (ODEC). This offer confirms the verbal offer extended to you by Marcus Harris.

Should you accept this position, you will report to Marcus Harris, CEO and President, and your salary for this exempt position will be $11,596.15 gross per pay period. ODEC has 26 pay periods per year. You will be in a learning curve for the first year in role and your performance will be evaluated after one year. Your responsibilities and salary may be subject to periodic review and modification in accordance with ODEC’s operational needs, as they may change over time. Your employment with ODEC is at-will and is indefinite. The effective date of this transition will start on March 2, 2022.

You will continue to accrue 6.16 vacation hours each pay period which equates to 20 days in a full calendar year until you reach the next level of vacation experience.

This offer is made on the condition that you accept this employment offer by signing this letter and returning it to me on January 18, 2022, and that you agree to commence your duties on March 2, 2022. Please be sure to retain a copy of the signed offer letter for your files.

We appreciate your interest in this position and hope you will consider our offer favorably. We are confident that you will continue to find Old Dominion Electric Cooperative a rewarding professional experience.

If you have any questions with regards to the offer, please do not hesitate to contact me at (804) 221-2057 or PDonatoLea@odec.com.

Sincerely,

/s/ Pauline Donato Lea

Pauline Donato Lea

Manager, Benefits and Talent Acquisition

AGREED TO AND ACCEPTED BY:

/s/ Christopher Cosby	Dated:	01/18/2022
Christopher Cosby